Exhibit 99.1

URBAN OUTFITTERS, INC.

Second Quarter Results

Philadelphia, PA – August 22, 2023

For Immediate Release	Contact:	Oona McCullough
Executive Director of Investor Relations
(215) 454-4806

URBN Reports Record Q2 Sales

PHILADELPHIA, PA, August 22, 2023 – Urban Outfitters, Inc. (NASDAQ:URBN), a leading lifestyle products and services company which operates a portfolio of global consumer brands comprised of the Anthropologie Group (Anthropologie and Terrain), Free People Group (Free People and FP Movement), Urban Outfitters, Nuuly and Menus & Venues brands, today announced net income of $104.1 million and earnings per diluted share of $1.10 for the three months ended July 31, 2023. For the six months ended July 31, 2023, net income was $156.9 million and earnings per diluted share were $1.67.

Total Company net sales for the three months ended July 31, 2023, increased 7.5% to a record $1.27 billion. Total Retail segment net sales increased 5.9%, with comparable Retail segment net sales increasing 4.9%. The increase in Retail segment comparable net sales was driven by mid-single-digit positive growth in both retail store sales and digital channel sales. By brand, comparable Retail segment net sales increased 26.9% at the Free People Group and 10.6% at the Anthropologie Group and decreased 14.1% at Urban Outfitters. Wholesale segment net sales decreased 5.2% driven by a 6.5% decrease in Free People Group wholesale sales due to a decrease in sales to department stores, while Urban Outfitters wholesale sales increased by $0.5 million. Nuuly segment net sales increased by $27.0 million driven by an 85% increase in our subscribers versus the end of the prior year’s comparable quarter.

For the six months ended July 31, 2023, total Company net sales increased 6.7% to a record $2.39 billion. Total Retail segment net sales increased 5.1%, with comparable Retail segment net sales increasing 4.7%. The increase in Retail segment comparable net sales was driven by mid-single-digit positive growth in both digital channel sales and retail store sales. By brand, comparable Retail segment net sales increased 22.5% at the Free People Group and 11.9% at the Anthropologie Group and decreased 13.7% at Urban Outfitters. Wholesale segment net sales decreased 8.5% driven by a 10.7% decrease in Free People Group wholesale sales due to a decrease in sales to department stores and specialty customers, while Urban Outfitters wholesale sales increased by $1.8 million. Nuuly segment net sales increased by $55.6 million due to an 85% increase in our subscribers versus the end of the prior year’s comparable period.

“We are proud to report record second quarter sales that helped drive a 72% increase in EPS,” said Richard A. Hayne, Chief Executive Officer. “Also gratifying is that Q2’s sales strength has continued to date in Q3,” finished Mr. Hayne.

Net sales by brand and segment for the three and six-month periods were as follows:

	Three Months Ended		Six Months Ended
	July 31,		July 31,
	2023	2022	2023	2022
Net sales by brand
Anthropologie Group	$530,087	$479,228	$1,003,727	$898,905
Urban Outfitters	346,424	396,449	655,132	754,151
Free People Group	331,201	271,403	604,936	517,161
Nuuly	55,793	28,776	107,263	51,625
Menus & Venues	8,690	7,532	14,811	13,480
Total Company	$1,272,195	$1,183,388	$2,385,869	$2,235,322

Net sales by segment
Retail Segment	$1,160,089	$1,095,191	$2,164,190	$2,058,626
Wholesale Segment	56,313	59,421	114,416	125,071
Nuuly Segment	55,793	28,776	107,263	51,625
Total Company	$1,272,195	$1,183,388	$2,385,869	$2,235,322

For the three months ended July 31, 2023, the gross profit rate increased by 416 basis points compared to the three months ended July 31, 2022. Gross profit dollars increased 21.6% to $455.6 million from $374.6 million in the three months ended July 31, 2022. The increase in gross profit rate was primarily due to higher initial merchandise markups and lower merchandise markdowns at all three Retail segment brands. The improvement in initial merchandise markups was primarily driven by lower inbound transportation costs. The increase in gross profit dollars was due to the improved gross profit rate and higher net sales.

For the six months ended July 31, 2023, the gross profit rate increased by 343 basis points compared to the six months ended July 31, 2022. Gross profit dollars increased 18.5% to $826.8 million from $697.9 million in the six months ended July 31, 2022. The increase in gross profit rate was primarily due to higher initial merchandise markups at all three Retail segment brands primarily driven by lower inbound transportation costs. Additionally, the gross profit rate benefited from lower merchandise markdowns at the Anthropologie Group and Free People Group brands. The increase in gross profit dollars was due to the improved gross profit rate and higher net sales.

As of July 31, 2023, total inventory decreased by $111.0 million, or 15.9%, compared to total inventory as of July 31, 2022. Total Retail segment inventory decreased by 14.1% primarily due to improved inventory control supported by a more reliable supply chain. Wholesale segment inventory decreased by 31.6% due to improved inventory control and a reduction in wholesale sales.

For the three months ended July 31, 2023, selling, general and administrative expenses increased by $34.7 million, or 12.0%, compared to the three months ended July 31, 2022, and expressed as a percentage of net sales, deleveraged 103 basis points. For the six months ended July 31, 2023, selling, general and administrative expenses increased by $57.5 million, or 10.2%, compared to the six months ended July 31, 2022, and expressed as a percentage of net sales, deleveraged 81 basis points. The deleverage in selling, general and administrative expenses as a rate to sales for both periods was primarily related to higher incentive-based compensation costs due to improved Company performance and increased marketing and creative expenses to support increased sales and customer growth. The dollar growth in selling, general and administrative expenses for both periods was primarily related to higher compensation costs, including higher incentive-based compensation costs due to improved Company performance, as well as increased marketing and creative expenses to support increased sales and customer growth.

The Company’s effective tax rate for the three months ended July 31, 2023 was 23.2%, compared to 28.8% in the prior year period. The Company’s effective tax rate for the six months ended July 31, 2023 was 24.5%, compared to 28.8% in the prior year period. The decrease in the effective tax rate for the three and six months ended July 31, 2023 was attributable to the ratio of foreign taxable earnings to global taxable earnings and the favorable impact of general business credits in the current year.

Net income for the three months ended July 31, 2023 was $104.1 million and earnings per diluted share were $1.10. Net income for the six months ended July 31, 2023 was $156.9 million and earnings per diluted share were $1.67.

On August 22, 2017, the Company’s Board of Directors authorized the repurchase of 20 million common shares under a share repurchase program; all shares were repurchased and the authorization was completed by the end of June 2022. On June 4, 2019, the Company’s Board of Directors authorized the repurchase of 20 million common shares under a new share repurchase program. During the year ended January 31, 2023, the Company repurchased and subsequently retired 4.7 million common shares for approximately $112 million. During the six months ended July 31, 2023, the Company did not repurchase any common shares. As of July 31, 2023, 19.2 million common shares were remaining under the program.

During the six months ended July 31, 2023, the Company opened a total of 16 new retail locations including: 9 Free People Group stores (including 5 FP Movement stores), 4 Urban Outfitters stores, 2 Anthropologie Group stores and 1 Menus & Venues restaurant; and closed 8 retail locations including: 3 Urban Outfitters stores, 3 Anthropologie Group stores, 1 Free People Group store and 1 Menus & Venues restaurant. During the six months ended July 31, 2023, 1 Urban Outfitters franchisee-owned store was opened.

Urban Outfitters, Inc. offers lifestyle-oriented general merchandise and consumer products and services through a portfolio of global consumer brands comprised of 264 Urban Outfitters stores in the United States, Canada and Europe and websites; 237 Anthropologie Group stores in the United States, Canada and Europe, catalogs and websites; 196 Free People Group stores (including 36 FP Movement stores) in the United States, Canada and Europe, catalogs and websites, 11 Menus & Venues restaurants, 7 Urban Outfitters franchisee-owned stores and 2 Anthropologie Group franchisee-owned stores as of July 31, 2023. Free People, FP Movement and Urban Outfitters wholesale sell their products through department and specialty stores worldwide, digital businesses and the Company’s Retail segment.

A conference call will be held today to discuss second quarter results and will be webcast at 5:15 pm. ET at: https://edge.media-server.com/mmc/p/d5vy9nre.

This news release is being made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Certain matters contained in this release may contain forward-looking statements. When used in this release, the words “project,” “believe,” “plan,” “will,” “anticipate,” “expect” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Any one, or all, of the following factors could cause actual financial results to differ materially from those financial results mentioned in the forward-looking statements: overall economic and market conditions (including current levels of inflation) and worldwide political events and the resultant impact on consumer spending patterns and our pricing power, the difficulty in predicting and responding to shifts in fashion trends, changes in the level of competitive pricing and promotional activity and other industry factors, the effects of the implementation of the United Kingdom's withdrawal from membership in the European Union (commonly referred to as “Brexit”), including currency fluctuations, economic conditions and legal or regulatory changes, any effects of war, including geopolitical instability and impacts of the war between Russia and Ukraine and from related sanctions imposed by the United States, the European Union, United Kingdom and others, terrorism and civil unrest, natural disasters, severe or unseasonable weather conditions (including as a result of climate change) or public health crises (such as the coronavirus (COVID-19)), labor shortages and increases in labor costs, raw material costs and transportation costs, availability of suitable retail space for expansion, timing of store openings, risks associated with international expansion, seasonal fluctuations in gross sales, response to new concepts, our ability to integrate acquisitions, risks associated with digital sales, our ability to maintain and expand our digital sales channels, any material disruptions or security breaches with respect to our technology systems, the departure of one or more key senior executives, import risks (including any shortage of transportation capacities or delays at ports), changes to U.S. and foreign trade policies (including the enactment of tariffs, border adjustment taxes or increases in duties or quotas), the closing or disruption of, or any damage to, any of our distribution centers, our ability to protect our intellectual property rights, failure of our manufacturers and third-party vendors to comply with our social compliance program, risks related to environmental, social and governance activities, changes in our effective income tax rate, changes in accounting standards and subjective assumptions, regulatory changes and legal matters and other risks identified in our filings with the Securities and Exchange Commission. The Company disclaims any intent or obligation to update forward-looking statements even if experience or future changes make it clear that actual results may differ materially from any projected results expressed or implied therein.

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(Tables follow)

URBAN OUTFITTERS, INC.

Condensed Consolidated Statements of Income

(amounts in thousands, except share and per share data)

(unaudited)

	Three Months Ended		Six Months Ended
	July 31,		July 31,
	2023	2022	2023	2022
Net sales	$1,272,195	$1,183,388	$2,385,869	$2,235,322
Cost of sales	816,614	808,836	1,559,057	1,537,469
Gross profit	455,581	374,552	826,812	697,853
Selling, general and administrative expenses	323,483	288,734	623,331	565,798
Income from operations	132,098	85,818	203,481	132,055
Other income (loss), net	3,399	(2,262)	4,418	(4,251)
Income before income taxes	135,497	83,556	207,899	127,804
Income tax expense	31,405	24,083	50,990	36,798
Net income	$104,092	$59,473	$156,909	$91,006

Net income per common share:
Basic	$1.12	$0.64	$1.69	$0.97
Diluted	$1.10	$0.64	$1.67	$0.96

Weighted-average common shares outstanding:
Basic	92,741,888	93,041,310	92,610,499	94,240,412
Diluted	94,228,185	93,648,214	94,026,950	94,977,505

AS A PERCENTAGE OF NET SALES
Net sales	100.0%	100.0%	100.0%	100.0%
Cost of sales	64.2%	68.3%	65.3%	68.8%
Gross profit	35.8%	31.7%	34.7%	31.2%
Selling, general and administrative expenses	25.4%	24.4%	26.2%	25.3%
Income from operations	10.4%	7.3%	8.5%	5.9%
Other income (loss), net	0.3%	(0.2%)	0.2%	(0.2%)
Income before income taxes	10.7%	7.1%	8.7%	5.7%
Income tax expense	2.5%	2.1%	2.1%	1.6%
Net income	8.2%	5.0%	6.6%	4.1%

URBAN OUTFITTERS, INC.

Condensed Consolidated Balance Sheets

(amounts in thousands, except share data)

(unaudited)

	July 31,	January 31,	July 31,
	2023	2023	2022
ASSETS
Current assets:
Cash and cash equivalents	$224,744	$201,260	$91,665
Marketable securities	250,832	181,378	160,020
Accounts receivable, net of allowance for doubtful accounts of $1,481, $1,496 and $1,201, respectively	79,118	70,339	97,374
Inventory	586,514	587,510	697,474
Prepaid expenses and other current assets	224,254	197,232	220,901
Total current assets	1,365,462	1,237,719	1,267,434
Property and equipment, net	1,222,343	1,187,735	1,150,247
Operating lease right-of-use assets	961,458	959,436	927,685
Marketable securities	122,356	102,844	152,528
Deferred income taxes and other assets	298,317	195,178	155,538
Total Assets	$3,969,936	$3,682,912	$3,653,432

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$270,464	$257,620	$347,805
Current portion of operating lease liabilities	227,669	232,672	222,430
Accrued expenses, accrued compensation and other current liabilities	459,343	400,082	396,650
Total current liabilities	957,476	890,374	966,885
Non-current portion of operating lease liabilities	882,841	884,696	868,686
Deferred rent and other liabilities	162,228	115,159	110,669
Total Liabilities	2,002,545	1,890,229	1,946,240

Shareholders’ equity:
Preferred shares; $.0001 par value, 10,000,000 shares authorized, none issued	—	—	—
Common shares; $.0001 par value, 200,000,000 shares authorized, 92,773,249, 92,180,709 and 92,173,342 shares issued and outstanding, respectively	9	9	9
Additional paid-in-capital	23,214	15,248	—
Retained earnings	1,982,970	1,826,061	1,757,368
Accumulated other comprehensive loss	(38,802)	(48,635)	(50,185)
Total Shareholders’ Equity	1,967,391	1,792,683	1,707,192
Total Liabilities and Shareholders’ Equity	$3,969,936	$3,682,912	$3,653,432

URBAN OUTFITTERS, INC.

Condensed Consolidated Statements of Cash Flows

(amounts in thousands)

(unaudited)

	Six Months Ended
	July 31,
	2023	2022
Cash flows from operating activities:
Net income	$156,909	$91,006
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	47,471	52,383
Non-cash lease expense	101,277	94,821
Provision for deferred income taxes	526	6,136
Share-based compensation expense	15,556	14,109
Amortization of tax credit investment	7,953	—
Loss on disposition of property and equipment, net	146	284
Changes in assets and liabilities:
Receivables	(8,160)	(34,607)
Inventory	3,299	(134,092)
Prepaid expenses and other assets	(48,256)	(36,593)
Payables, accrued expenses and other liabilities	54,573	37,088
Operating lease liabilities	(120,047)	(122,198)
Net cash provided by (used in) operating activities	211,247	(31,663)
Cash flows from investing activities:
Cash paid for property and equipment	(78,517)	(105,652)
Cash paid for marketable securities	(229,446)	(22,973)
Sales and maturities of marketable securities	149,921	164,314
Initial cash payment for tax credit investment	(20,000)	—
Net cash (used in) provided by investing activities	(178,042)	35,689
Cash flows from financing activities:
Proceeds from the exercise of stock options	594	376
Share repurchases related to share repurchase program	—	(112,016)
Share repurchases related to taxes for share-based awards	(8,184)	(6,668)
Tax credit investment liability payments	(1,724)	—
Net cash used in financing activities	(9,314)	(118,308)
Effect of exchange rate changes on cash and cash equivalents	(407)	(628)
Increase (decrease) in cash and cash equivalents	23,484	(114,910)
Cash and cash equivalents at beginning of period	201,260	206,575
Cash and cash equivalents at end of period	$224,744	$91,665